Letter Shareholders:

SANGUINE ANNOUNCES ADDITIONS AND CHANGES IN MANAGEMENT

Sanguine Corp announced today two additions to the Management team.  Mr. Frank Marra, after serving as President of Sanguine LifeScience Corp for the past two years., a wholly-owned subsidiary of Sanguine Corp., has accepted the position of President of the Company and will lead the day-to-day operations.  Mr. Marra has an extensive background in both the biotechnology and small company finance.  Prior to joining Sanguine, Mr. Marra also has served as CEO/President to a number of emerging biotechnology entities, including Rheologics, Inc. of Exton, PA; and Interactive Medical Technologies and ReCom Technologies, based in Los Angeles, CA,  In addition, he has been a Management Consultant to numerous public and private companies over the past 20 years and has been a principal with Stonebridge Ross and LKB Partners, LLC, two private investment firms.   Mr. Marra was quoted, “I have spent a considerable amount of time and effort over the past 24 plus months in helping Sanguine repair itself and prepare for the future.  I am honored that I now have the opportunity as President to continue what we have worked on and take this Company to where it deserves to be.  We believe that we have an exciting number of potential opportunities in front of us and I am personally looking forward to making the most out of each and every one of them”.  Mr. Marra has been instrumental in assisting the Company in cleaning up the balance sheet of nearly all debt, reexamining and enhancing the Sanguine intellectual property position, restructuring the Company’s capitalization and helping to provide the funding to enable Sanguine to move ahead.  Dr. Thomas Drees, CEO and Founder of Sanguine, added, “Frank is an excellent choice to lead our Company at this time.  He has a remarkable knowledge of the biotech world and unprecedented experience in growing small companies.  We strongly support his hiring and look forward in working with him to lead us in the future.”